Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 27, 2005

MICROMUSE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23783	943288385
(Commission File Number)	(IRS Employer Identification Number)

139 Townsend Street

San Francisco, California 94107

(Address of Principal Executive Offices, Including Zip Code)

(415) 343-7600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On September 27, 2005, Micromuse Inc. entered into an agreement with Aprisma Management Technologies, Inc., Aprisma’s affiliate Concord Communications, Inc., and Aprisma’s and Concord’s corporate parent Computer Associates International, Inc. to settle two patent infringement lawsuits entitled Aprisma Management Technologies, Inc. v. Micromuse Inc., Case No. C-02-559-B, pending in the United States District Court in the District of New Hampshire, and Micromuse Inc. v. Aprisma Management Technologies, Inc., Case No. 05 Civ. 894 (SAS) pending in the United States District Court for the Southern District of New York.

Under the settlement, the lawsuits will be terminated in exchange for the payment by Micromuse of $8,400,000 to Computer Associates and the grant of certain patent cross-licenses and covenants not to sue between the two sides. In particular, Computer Associates has granted a license to Micromuse under the Aprisma patent portfolio and has provided Micromuse with a 5-year covenant not to sue Micromuse or any of its subsidiaries or customers under the Concord Communications patent portfolio and the Computer Associates patent portfolio in Micromuse’s field of use. In exchange, Micromuse has granted Computer Associates a cross-license under the Micromuse patents asserted in the above-identified New York action, and a covenant not to sue Computer Associates or any of its subsidiaries or customers under the other patents in Micromuse’s patent portfolio.

This settlement has been reached with no admission of liability by any party. The parties have agreed to expeditiously seek the required court-ordered dismissal of the lawsuits with prejudice. As part of the settlement, none of the parties made any admission of wrongdoing.

Micromuse previously accrued the $8.4 million settlement expense in the financial statements for the fiscal quarter ended June 30, 2005, included in its press release dated July 28, 2005, and Form 10-Q filed on August 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROMUSE INC.
(Registrant)

Date: September 28, 2005	By:	/s/ Nell O’Donnell
Name: Nell O’Donnell
Title: Senior Vice President and Secretary